EXHIBIT 10.9

FORM OF CHANGE IN CONTROL SEVERANCE AGREEMENT

CHANGE IN CONTROL SEVERANCE AGREEMENT

This Agreement is made as of the      day of             , 2010 (“Effective Date”), by and between Fremont Michigan InsuraCorp, Inc., a Michigan corporation, (“Company”), and                                  (“Executive”).

Background

Executive presently serves as the                                  of the Company. The Board of Directors of the Company (“Board”) has determined that it is in the best interest of the Company and its shareholders to secure Executive’s continued services and dedication, notwithstanding a threat or occurrence of, or other action that could lead to, or create the possibility of a Change in Control (as defined below) of the Company. The Board believes it is important to diminish the inevitable distraction of Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control and to encourage Executive’s full attention and dedication to the business of the Company, and its subsidiaries, currently and in the event of any threatened or pending Change in Control. In order to induce and in consideration of Executive’s agreeing to remain in the employ of the Company, the parties desire to specify the severance benefits which shall be due Executive in the event Executive’s employment with the Company is terminated under specified circumstances after a Change in Control of the Company.

Agreement

It is therefore agreed:

1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

(a) “Average Annual Compensation” means the average level of compensation paid to Executive by the Company and any subsidiary of the Company during the most recent three calendar years preceding the Date of Termination, including base salary, bonuses, and Company contributions to 401(k), deferred compensation, pension and other retirement plans. Annual compensation excludes stock-based compensation.

(b) “Cause” means the (i) willful and continued failure by Executive to substantially perform Executive’s duties with the Company or one of its subsidiaries (other than any such failure resulting from incapacity due to physical or mental illness or any such actual or anticipated failure resulting from Executive’s termination for Good Reason) after a written demand for substantial performance is delivered to Executive by the Board which specifically identifies the manner in which the Board believes Executive has not substantially performed Executive’s duties, or (ii) willful engaging by Executive in gross misconduct which is materially and demonstrably injurious to the Company. For purposes of this provision, no act or failure to act on Executive’s part shall be considered “willful” unless done or omitted to be done by Executive not in good faith and without reasonable belief Executive’s action or omission was in the best interest of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until the Company provides Executive with a copy of a resolution adopted by an affirmative vote of not less than two-thirds of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to Executive and an opportunity for Executive, with counsel, to be heard before the Board), finding that in the good faith opinion of the Board Executive has been guilty of conduct set forth in subsections (i) or (ii) above, setting forth the particulars in detail.

(c) “Change in Control” means:

(i) the acquisition by any individual, entity, or group (“Person”), including any “person” within the meaning of Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act of 25% or more of either (x) the then outstanding shares of common stock of the Company (“Outstanding Company Common Stock”) or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (“Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (aa) any acquisition by the Company, (bb) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Person controlled by the Company, (cc) any acquisition by any corporation pursuant to a reorganization, merger, or consolidation involving the Company, if, immediately after such reorganization, merger, or consolidation, each of the conditions described in clauses (x), (y) and (z) of subsection (iii) of this Section shall be satisfied, or (dd) any acquisition by the Executive or any group of persons including the Executive; and provided further that, for purposes of clause (aa), if any Person, other than the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, shall become the beneficial owner of 25% or more of the Outstanding Company Common Stock or 25% or more of the Outstanding Company Voting Securities by reason of an acquisition by the Company and such Person shall, after such acquisition by the Company, become the beneficial owner of any additional shares of the Outstanding Company Common Stock or any additional Outstanding Company Voting Securities, such additional beneficial ownership shall constitute a Change in Control;

(ii) individuals who, as of the date hereof, constitute the Board (“Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a director of the Company subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; provided, however, no individual shall be deemed a member of the Incumbent Board if the individual was initially elected as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board; or

(iii) approval by the shareholders of the Company of a reorganization, merger or consolidation or consolidation unless, in any such case, immediately after such reorganization, merger, or consolidation, (x) more than 50% of the then outstanding shares of common stock of the corporation resulting from such reorganization, merger, or consolidation and more than 50% of the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals or entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such reorganization, merger, or consolidation and in substantially the same proportions relative to each other as their ownership, immediately prior to such reorganization, merger, or consolidation, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (y) no Person (other than (aa) the Company, any employee benefit plan (or related trust) sponsored or maintained by the Company or the corporation resulting from such reorganization, merger, or consolidation (or any corporation controlled by the Company), or (bb) any Person which beneficially owned, immediately prior to such reorganization, merger, or consolidation, directly or indirectly, 25% or more of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 25% or more of the then outstanding shares of common stock of such corporation or 25% or more of the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors, and (z) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger, or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such reorganization, merger, or consolidation; or

(iv) approval by the shareholders of the Company of (x) a plan of complete liquidation or dissolution of the Company or (y) the sale or other disposition of all or substantially all of the assets the Company other than to a corporation with respect to which, immediately after such sale or other disposition, (aa) more than 50% of the then outstanding shares of common stock thereof and more than 50% of the combined voting power of the then outstanding securities thereof entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities

immediately prior to such sale or other disposition and in substantially the same proportions relative to each other as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (bb) no Person (other than the Company, any employee benefit plan (or related trust) sponsored or maintained by the Company or such corporation (or any corporation controlled by the Company), or any Person which beneficially owned, immediately prior to such sale or other disposition, directly or indirectly, 25% or more of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 25% or more of the then outstanding shares of common stock thereof or 25% or more of the combined voting power of the then outstanding securities thereof entitled to vote generally in the election of directors and (cc) at least a majority of the members of the board of directors thereof were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition.

Notwithstanding anything contained in this Agreement to the contrary, if Executive’s employment is terminated prior to a Change in Control and Executive reasonably demonstrates that such termination was at the request of or in response to a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control (“Third Party”), and who subsequently effectuates a Change in Control, then for all purposes of this Agreement, the date of a Change in Control shall mean the date immediately prior to the date of such termination of Executive’s employment.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Common Stock” means the Class A Common Stock of the Company, no par value.

(f) “Date of Termination” means the effective date on which Executive’s employment by the Company terminates as specified in the Notice of Termination by the Company or Executive, as the case may be, in a manner that constitutes a “separation from service” as that term is defined by Section 409A of the Code. Notwithstanding the previous sentence, (i) if Executive’s employment is terminated for Disability, as defined in Section 1(g), then such Date of Termination shall be no earlier than thirty (30) days following the date on which a Notice of Termination is received, and (ii) if Executive’s employment is terminated by the Company other than for Cause, then such Date of Termination shall be no earlier than thirty (30) days following the date on which a Notice of Termination is received.

(g) “Disability” means Executive’s failure to be available to substantially perform his duties with the Company on a full-time basis for at least one hundred eighty (180) days as a result of Executive’s incapacity due to mental or physical illness. Provided, however, no disability will have deemed to occur unless the “Disability” shall qualify the Executive for disability benefits under the applicable long-term disability plan maintained by the Company or any subsidiary or, if no such plan applies, which would qualify the Executive for disability benefits under the Federal Social Security System.

(h) “Good Reason” means, without Executive’s express written consent, the occurrence of any of the following events after or in connection with a Change in Control:

(i) (aa) the assignment to Executive of any duties inconsistent in any material adverse respect with Executive’s position, duties, responsibilities, or status with the Company immediately prior to the Change in Control, (bb) a material adverse change in Executive’s positions, reporting responsibilities, titles or offices with the Company as in effect immediately prior to such Change in Control, (cc) any removal or involuntary termination of Executive by the Company otherwise than as expressly permitted by this Agreement (including any purported termination of employment which is not effected by a Notice of Termination), or (dd) any failure to re-elect Executive to any position with the Company held by Executive immediately prior to such Change in Control;

(ii) a material reduction by the Company in Executive’s rate of annual base salary as in effect immediately prior to such Change in Control or as the same may be increased from time to time thereafter;

(iii) the failure of the Company to continue the Company’s executive incentive plans or bonus plans in which Executive is participating immediately prior to such Change in Control or a reduction of the Executive’s target incentive award opportunity under any such bonus plan, unless Executive is permitted to participate in other plans providing Executive with substantially comparable benefits or receives compensation as a substitute for such plans providing Executive with a substantially equivalent economic benefit;

(iv) the Company requires Executive to work in an office which is more than 50 miles from the location of the Company’s current principal executive office, except for required travel on business of the Company to an extent substantially consistent with Executive’s business travel obligations immediately prior to such Change in Control;

(v) the failure of the Company to continue in effect any employee benefit plan, welfare benefits, vacation or compensation plan in which Executive is participating immediately prior to such Change in Control, unless Executive is permitted to participate in other plans providing Executive with substantially comparable benefits or receives compensation as a substitute for such plans providing Executive with a substantially equivalent after-tax economic benefit, or the taking of any action by the Company which would adversely affect Executive’s participation in or materially reduce Executive’s benefits under any such plan;

(vi) the failure of the Company to pay any amounts owed Executive as salary, bonus, deferred compensation or other compensation;

(vii) the failure of Company to obtain any assumption agreement contemplated in Section 14;

(viii) any purported termination of Executive’s employment which is not effected pursuant to a Notice of Termination which satisfies the requirements of a Notice of Termination; or

(ix) any other material breach by Company of its obligations under this Agreement.

For purposes of this Agreement, any good faith determination of Good Reason made by Executive shall be conclusive on the parties; except that an isolated and insubstantial action taken in good faith and which is remedied by the Company within ten (10) days after receipt of notice thereof given by Executive shall not constitute Good Reason. Any event or condition described in this Section 1(h) which occurs prior to a Change in Control, but which Executive reasonably demonstrates was at the request of or in response to a Third Party who effectuates a Change in Control or who has indicated an intention or taken steps reasonably calculated to effect a Change in Control, shall constitute Good Reason following a Change in Control for purposes of this Agreement notwithstanding that it occurred prior to the Change in Control.

Executive may not terminate the employment for Good Reason unless:

(i) Executive notifies the Board in writing, within sixty (60) days after Executive becomes aware of the act or omission constituting Good Reason that the act or omission in question constitutes Good Reason and explaining why the Executive considers it to constitute Good Reason;

(ii) the Company fails, within thirty (30) days after notice from Executive under (i) above, to revoke the action or correct the omission and make the Executive whole; and

(iii) Executive gives notice of termination within thirty (30) days after expiration of the thirty (30) day period under (ii) above.

Executive’s failure to give notice as provided in (i) above will not waive Executive’s right to resign with Good Reason, provided that he follows the above procedure, with regard to any subsequent act or omission constituting Good Reason. Executive need not fulfill the above conditions a second time if the Company repeats the act or omission constituting Good Reason.

(i) “IRS” means the Internal Revenue Service.

(j) “Non-Qualifying Termination” means a termination of Executive’s employment (i) by the Company for Cause, (ii) by Executive for any reason (including a voluntary retirement) other than for Good Reason with Notice of Termination, (iii) as a result of Executive’s death or (iv) by the Company due to Executive’s Disability, unless within thirty (30) days after Notice of Termination is provided to Executive, Executive shall have returned (or offered to return, if not permitted by the Company to do so) to substantial performance of Executive’s duties on a full-time basis.

(k) “Notice of Termination” means a written notice of termination of the Executive’s employment by the Company for any reason, including without limitation for Cause, Disability or Retirement, or by the Executive for any reason, including without limitation for Good Reason, given to the other party which: (i) indicates the specific reason and termination provision in this Agreement relied upon; (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated; and (iii) specifies a Date of Termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of the Company’s termination of Executive’s employment for Cause. The failure by Executive or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company hereunder or preclude Executive or the Company from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.

(l) “Retirement” means voluntary termination by the Executive in accordance with the Company’s retirement policies, including early retirement, generally applicable to the Company’s salaried employees.

(m) “Termination Period” means the period of time beginning with a Change in Control and ending two (2) years following the later of (i) the Change in Control or (ii) consummation of the transaction for which shareholder approval triggered the Change in Control.

2. Term of Agreement. This Agreement shall commence on the Effective Date and shall continue in effect until Company has fulfilled all of its obligations under this Agreement following any termination of Executive’s employment with the Company.

3. Acknowledgment of Confidential Information. Executive acknowledges that during employment with Company, Executive may acquire, be given access to, develop or assist in developing confidential information regarding the products, property, business and affairs of Company and its subsidiaries, including information concerning Company’s and its subsidiaries agents, producers, policyholders and customers. This confidential information may consist of concepts, ideas, trade secrets, marketing and sales processes or techniques, pricing arrangements, operating procedures, technical data, policyholder names, addresses, coverage or expiration data, customer names, customer contact persons and telephone numbers, quotations or other confidential information not generally known or easily ascertainable by the general public concerning Company’s and its subsidiaries business. This information is referred to in this Agreement simply as “Confidential Information”.

4. Restriction on Confidential Information; Non-Solicitation of Employees. Executive shall not, while employed with Company or at any time after termination of employment (except with the express written authorization of the Board), use any Confidential Information outside of the scope of Executive’s employment by Company. Executive shall not communicate or disclose orally or in writing any of the Confidential Information to any person or entity, directly or indirectly, under any circumstances outside the scope of Executive’s employment by Company. Upon termination of employment with Company, Executive shall promptly return to Company all written or other tangible evidence of any Confidential Information and any memoranda with respect to that evidence which is in Executive’s possession or control. Upon termination of Executive under circumstances that result in the payment of Severance Benefits pursuant to Section 7 below, Executive shall not, for a period of two years following termination of employment; (i) recruit, hire or assist others in recruiting or hiring, any person then employed by the Company, and (ii) solicit or interfere with the Company’s business relationships with its independent agents. However, Executive may waive payment of and release the Company from all severance benefits payable to the Executive pursuant to Section 7 below by providing written notice of such waiver to the Company within 10 days of termination and prior to receiving any severance benefits, and in such event Executive will not be subject to the restrictions provided in the immediately preceding sentence.

5. Remedies For Breach of Section 4. The parties agree that in the event of a breach by the Executive of Section 4 of this Agreement, the Company will suffer material and irreparable damage and the Company would not have an adequate remedy at law for such a violation. Therefore, the Company shall be entitled, in addition to all other available remedies, to an immediate injunction to restrain any such violation. If any present or future statute of this State provides protections or remedies relating to proprietary information, confidential information or trade secrets which are greater than the protections and remedies provided by this Agreement, then the Company shall also have the benefit of such additional statutory protections and remedies.

6. Termination Before a Change in Control. At any time before a Change in Control occurs, the Company shall have the right, upon prior Notice of Termination, to terminate the Executive’s employment for any reason, and Executive shall have the right, upon prior Notice of Termination, to terminate Executive’s employment for any reason. In the event Executive’s employment is terminated by the Company or Executive before a Change in Control, the Company shall be obligated to make payment of any salary, incentive or other compensation earned prior to the Date of Termination but not yet paid to the Executive and any payment from any employee benefit plan which shall be paid in accordance with such plan and the continuation of coverage under any insurance program as required under any such benefit plan or which may be required by law. Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination. Notwithstanding anything in this Agreement to the contrary, if a Change in Control occurs and if Executive’s employment with the Company was terminated by the Company, other than for Cause, within six months prior to the date on which a Change in Control occurs, then for all purposes of this Agreement Executive shall be entitled to receive the severance benefits under Section 7 below.

7. Severance Benefits. If the employment of Executive with the Company shall terminate during the Termination Period in a manner that constitutes a “separation from service” as that term is defined by Section 409A of the Code, other than by reason of a Non-Qualifying Termination, then Executive shall receive the following severance benefits as compensation for services rendered:

(a) Lump Sum Cash Payment. On the tenth (10th) business day after the Date of Termination, Executive shall receive a lump sum cash payment in an amount equal to the sum of the following:

(1) Executive’s unpaid base salary from the Company through the Date of Termination at the rate in effect (without taking into account any reduction of base salary constituting Good Reason), just prior to the time a Notice of Termination is given plus any benefit awards (including both the cash and stock components) and bonus payments which pursuant to the terms of any plans have been earned and become payable, to the extent not theretofore paid.

(2) A bonus will be paid under the Company’s incentive plans or any successor plan for the time Executive was employed by the Company in the fiscal year of termination, in an amount equal to the product of (i) the number of days Executive was employed by the Company prior to the Date of Termination in the year of termination divided by the number of days in the year, multiplied by (ii) 100% of the Executive’s current year target bonus (with such calculations to be made as though the target level has been achieved for each performance goal defined in the plans).

(3) An amount equal to two (2) times the Executive’s Average Annual Compensation.

(b) Benefits. For the period beginning on the Date of Termination and ending on the earlier of (A) the end of the twenty-fourth (24th) month after the Date of Termination or (B) the date on which Executive receives substantially equal benefits from a new employer, the Company will provide the benefits, payments and reimbursements set forth in subsections (1) and (2) below.

(1) The Company will reimburse Executive for 100% of Executive’s cost to obtain health, dental and prescription drug benefits equal to those provided by the Company for the Executive and eligible dependents immediately before the Date of Termination. Such reimbursement shall consist of the COBRA continuation cost for any portion of the above period that Executive is entitled to elect COBRA continuation coverage. For any portion of the above period that Executive is not entitled to elect COBRA continuation coverage, such reimbursement shall be in the amount of the Executive’s cost to obtain equivalent coverage from another source. Reimbursements under this Section 7(b)(1) will be made no later than thirty (30) days after Executive requests reimbursement, but in no event after the year following that in which Executive incurs such expense.

(2) The Company will continue all of Executive’s Company funded life insurance coverage, or, if the Company’s life insurance program does not permit such continued coverage, the Company will pay the Executive’s cost to replace such coverage, with reimbursement of any costs incurred by Executive to replace such coverage to be made to the Executive within thirty (30) days after Executive requests reimbursement, but in no event after the end of the year following that in which the Executive incurs such costs.

In addition to the payments called for by Section 7(b)(1) and (2), the Company shall make payments to Executive in the amount necessary to eliminate the income tax cost to Executive resulting from any conversion of such benefits from non-taxable employee benefits to taxable benefits, payments or reimbursements. Such additional payments shall be made at the same time that the Company reimburses Executive under this Section 7(b).

(c) Certain Reductions Disregarded. In computing the payments under subsections (a) and (b) above, any reduction in Executive’s base salary, bonus or fringe benefits shall be disregarded if such reduction constituted Good Reason as defined in this Agreement.

8. Obligations of Executive. Executive agrees that in the event any person or group attempts a Change in Control, Executive shall not voluntarily leave the employ of the Company (other than as a result of Disability or upon Retirement) without Good Reason until the earlier of (a) the termination of such attempted Change in Control or (b) the occurrence of a Change in Control. For purposes of this Section 8, Good Reason shall be determined as if a Change in Control had occurred when such attempted Change in Control became known to the Board. Termination of employment by Executive without Good Reason, however, shall not entitle Executive to benefits under Section 7 unless Executive is entitled to such benefits under another provision of this Agreement.

9. Acceleration of Vesting Upon Change in Control. Effective at the time of a Change in Control, all unvested stock options and stock previously issued to Executive as to which rights of ownership are subject to forfeiture shall immediately vest; all risk of forfeiture of the ownership of stock or stock options and restrictions on the exercise of options shall lapse; and, Executive shall be entitled to exercise any or all options, such that the underlying shares will be considered outstanding at the time of the Change in Control.

10. Delay in Payment to a Specified Employee; Code Section 409A.

(a) Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the cash severance benefits payable to Executive under this Agreement, if any, and any other severance payments or separation benefits that may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), as opposed to other payments permitted under Section 409A, otherwise due to Executive on or within the six (6) month period following Executive’s termination shall accrue during such six (6) month period and shall become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive’s termination of employment. All subsequent payments, if any, shall be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following his termination but prior to the six (6) month anniversary of his date of termination, then any payments delayed in accordance with this Section shall be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits shall be payable in accordance with the payment schedule applicable to each payment or benefit.

(b) It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder shall be subject to the additional tax imposed under Section 409A, and any ambiguities herein shall be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to Executive.

(c) If any provision of this Agreement would cause Executive to incur any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Company may reform such provision, delay or adjust payments or take other action it deems reasonable and necessary to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code.

11. Certain Additional Payments by the Company. Anything in this Agreement to the contrary notwithstanding, the Company shall make a Gross-Up Payment to Executive as provided in this Section 11 if such a payment is called for by Section 11(a). If application of the Excise Tax (as defined in Section 11(a)) can be avoided by reduction of up to ten percent (10%) of the payments otherwise due to Executive under Section 7, such reduction shall be made by first reducing the benefit under Section 7(b)(2) and then reducing if necessary the benefit under Section 7(a)(3). If a reduction of up to ten percent (10%) of the payments otherwise called for by Section 7 as provided above is insufficient to avoid the application of the Excise Tax, then there shall be no reduction to the payments otherwise called for by Section 7.

(a) Except as provided in the preceding paragraph, and notwithstanding any other provisions of this Agreement, if any payments or distributions by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (“Payments”)) trigger application of the excise tax imposed by Section 4999 of the Code, or any successor Code provision (such excise tax, together with any interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), or any interest or penalties are incurred by Executive with respect to Excise Tax on such amount, then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes) including, without limitation, any income and employment taxes (and any interest and penalties imposed with respect thereto) and any Excise Tax, imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments, it being the intent of this Section that the Executive shall be held harmless from all Excise Tax and interest and penalties on Excise Tax.

(b) Subject to the provisions of Section 11(c), all determinations required to be made under this Section 11, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company or Executive (collectively, the “Determination”). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity, or group effecting the Change in Control, Executive shall appoint another nationally recognized public accounting firm to make the Determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 11, shall be paid by the Company to Executive within five (5) days of the receipt of the Determination, but in no case later than the end of the year after that in which Executive remits the Excise Tax, provided that in no event shall such payment be made until six (6) months following Executive’s separation from service, if at the time of such separation from service Executive is a Specified Employee as defined by Section 409A of the Code. If the Accounting Firm determines that no Excise Taxes are payable by Executive, it shall furnish Executive with a written opinion that failure to report the Excise Tax on Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. The Determination by the Accounting Firm shall be binding upon the Company and Executive; however, as a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”) consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 11(c) and Executive thereafter is required to make payment of any Excise Tax that qualifies for a Gross-Up Payment in accordance with this Section 11, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

(c) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

(i) give the Company any information reasonably requested by the Company relating to such claim;

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(iii) cooperate with the Company in good faith in order effectively to contest such claim; and

(iv) permit the Company to participate in any proceeding relating to such claim;

provided, however, that the Company shall reimburse Executive for all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income or employment tax (including interest and penalties with respect thereto) imposed as a result of such contest and payment of costs and expenses. Any reimbursement under this Section 11 must be made within thirty (30) days after Executive requests reimbursement, but in no event after the end of the year following that in which the Executive incurs the expense. Without limitation on the foregoing provisions of this Section 11(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings, and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a Determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided further, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income or employment tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 11, Executive becomes entitled to receive, and receives, any refund with respect to such claim, Executive shall (subject to the Company’s complying with the requirements of Section 11) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 11, a Determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such Determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

12. Withholding Taxes. The Company may withhold from all payments due to Executive (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local, or other law, the Company is required to withhold therefrom.

13. Reimbursement of Expenses. If any contest or dispute shall arise under or related to this Agreement involving termination of Executive’s employment with the Company or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall reimburse Executive, on a current basis, for all reasonable legal fees and expenses, if any, incurred by Executive in connection with such contest or dispute regardless of the result thereof. The reimbursement must be made within thirty (30) days after Executive requests reimbursement, but in no event after the end of the year following that in which the Executive incurs such expense.

14. Successors; Binding Agreement.

(a) This Agreement shall not be terminated by any merger or consolidation of Company whereby Company is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of Company. In the event of any such merger, consolidation, or transfer of assets, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.

(b) Company agrees that concurrently with any merger, consolidation or transfer of assets referred to in this Section 14, it will cause any successor or transferee unconditionally to assume, by written instrument delivered to Executive (or his beneficiary or estate), all of the obligations of the Company hereunder. Failure of Company to obtain such assumption prior to the effectiveness of any such merger, consolidation, or transfer of assets shall be a breach of this Agreement and shall constitute Good Reason hereunder and shall entitle Executive to compensation and other benefits from the Company in the same amount and on the same terms as Executive would be entitled hereunder if Executive’s employment were terminated following a Change in Control other than by reason of a Non-Qualifying Termination. For purposes of implementing the foregoing, the date on which any such merger, consolidation, or transfer becomes effective shall be deemed the date Good Reason occurs, and shall be the Date of Termination if requested by Executive.

(c) This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive shall die while any amounts would be payable to Executive hereunder had Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by Executive to receive such amounts or, if no person is so appointed, to Executive’s estate.

15. Notice. For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or received by facsimile transmission or five (5) days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	[address of Executive]

If to Company:	933 East Main Street
Fremont, Michigan 49312
Attention: President & Chief Executive Officer

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

16. Full Settlement; Resolution of Disputes.

(a) The Company’s obligation to make any payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not Executive obtains other employment.

(b) If there shall be any dispute between the Company and Executive in the event of any termination of Executive’s employment then, until there is a final, nonappealable, determination pursuant to arbitration declaring that such termination was for Cause, that the determination by Executive of the existence of Good Reason was not made in good faith, or that the Company is not otherwise obligated to pay any amount or provide any benefit to Executive and his dependents or other beneficiaries, as the case may be, under this Agreement, the Company shall pay all amounts, and provide all benefits, to Executive and his dependents or other beneficiaries, as the case may be, that the Company would be required to pay or provide pursuant to this Agreement as though such termination were by the Company without Cause or by Executive with Good Reason; except that the Company shall not be required to pay any disputed amounts pursuant to this Section 16 except upon receipt of an undertaking by or on behalf of Executive to repay all such amounts to which Executive is ultimately determined by the arbitrator not to be entitled.

(c) Arbitration. Any dispute or controversy under this Agreement shall be settled exclusively by arbitration in Fremont, Michigan, in accordance with the rules of the American Arbitration Association then in effect, except Executive shall be entitled to seek specific performance of his right to be paid pursuant to Section 16(b) during a dispute. Judgment may be entered on the arbitration award in any court having jurisdiction. The Company shall reimburse Executive for all reasonable costs and legal expenses arising in connection with any arbitration proceeding pursuant to this Section 16(c) regardless of the result thereof. The reimbursement amount must be made within thirty (30) days after Executive requests reimbursement, but in no event after the end of the year following that in which the Executive incurred the expense.

17. Governing Law; Validity. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Michigan without regard to the principle of conflicts of laws. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which other provisions shall remain in full force and effect.

18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

19. Miscellaneous. No provision of this Agreement may be modified or waived unless such modification is agreed to in writing and signed by Executive and by a duly authorized officer of the Company, or such waiver is signed by the waiving party. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right Executive or the Company may have hereunder, including without limitation, the right of Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. The rights of, and benefits payable to, Executive, his estate, or his beneficiaries pursuant to this Agreement are in addition to any rights of, or benefits payable to, Executive, his estate, or his beneficiaries under any other employee benefit plan or compensation program of the Company, except that no benefits pursuant to any other employee plan or compensation program that become payable or are paid in accordance with this Agreement shall be duplicated by operation of this Agreement. No agreements or representations, oral or otherwise, express or implied, with regard to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. This Agreement replaces and supersedes the Change of Control Severance Agreement dated                     .

20. Nature of Obligations. Nothing contained in this Agreement shall create or require the Company to create a trust of any kind to fund any benefits which may be payable under the Agreement, and to the extent that the Executive acquires a right to receive benefits from the Company, such right shall be no greater than the right of any unsecured general creditor of the Company.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of Company. Executive has executed this Agreement as of the day and year first written above.

Fremont Michigan InsuraCorp, Inc.:
By:

Its President and Chief Executive Officer

[Name of Executive]